EXHIBIT 10.3

AMENDMENT TO THE
BROADRIDGE FINANCIAL SOLUTIONS, INC. SUPPLEMENTAL OFFICERS RETIREMENT PLAN

Pursuant to Section 5.5 of the Broadridge Financial Solutions, Inc. Supplemental Officers Retirement Plan (the “Plan”), the Plan is hereby amended as follows, effective February 2, 2017:

1.    Section 1.3 – The Plan is amended by substituting the following for Section 1.3 thereof:

“1.3    Committee. The Retirement Committee of the Company, appointed from time to time by Compensation Committee of the Board.”

2.    Section 5.5 – The Plan is amended by substituting the following for Section 5.5 thereof:

“5.5    Company’s Right to Terminate and Amend. The Company, acting through the Compensation Committee of the Board, may, at any time, amend or modify the Plan in whole or in part. In addition, the Plan may be amended by the Committee at any time provided that any such amendment is necessary (A) to bring the Plan into compliance with the Code or other applicable law, or (B) to make any other desired changes which do not result, when aggregated with any other amendments to the Plan made by the Committee during the immediately preceding fiscal year (ignoring inflation trends), in a more than ten percent (10%) increase (when compared to such immediately preceding fiscal year) in the cost of maintaining the Plan to the Company. The Company also reserves the right in its sole discretion at any time to terminate the Plan. Notwithstanding the foregoing, and subject to Section 6.7 of the Plan, no such amendment or termination shall reduce the amount of the benefit theretofore vested in any Participant or change the conditions required to be satisfied to receive payment of such past accrued benefit based on the provisions of the Plan as theretofore in effect. For this purpose, the amount of a Participant's accrued benefit as of the date of any plan amendment or termination shall be determined as if the Participant was then retiring in accordance with Section 3.3 with his actual Vested Percentage accrued as at such date; provided that if the Company is terminating the Plan and if a Participant has not completed at least 5 years of Future Service, Participant's Vested Percentage shall be: (i) 40% if he has completed 4 years of Future Service; (ii) 30% if he has completed 3 years of Future Service; (iii) 20% if he has completed 2 years of Future Service; (iv) 10% if he has completed 1 year of Future Service; and (v) 0% if he has not completed 1 year of Future Service.

This amendment is hereby adopted by the Retirement Committee this 2nd day of February, 2017.

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Adam Glazner
Sr. Director Benefits

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Michael Liberatore
President of ICS-Mutual Fund and Retirement Solutions

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Steve Rosenthal
Treasurer

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Julie Taylor
Chief Human Resources Officer